OrthoPediatrics Corp. Reports Third Quarter 2026 Financial Results and Increases 2026 Financial Guidance

Record Third Quarter 2026 Revenue of $72.7 Million, Up 19% Year-over-Year

WARSAW, Ind., October 27, 2026 -- OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today announced its financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 and Recent Business Highlights
•Helped nearly 42,000 children in the third quarter of 2026
•Generated new record high total revenue of $72.7 million for the third quarter of 2026, up 19% from $61.2 million in the third quarter of 2025; domestic revenue increased 19% and international revenue increased 18% in the quarter
•Grew worldwide Trauma & Deformity revenue 19% in the third quarter of 2026 compared to the third quarter of 2025, and grew Scoliosis revenue 18% in the third quarter of 2026 compared to the third quarter of 2025
•Achieved record adjusted EBITDA of $6.9 million in the third quarter of 2026, compared to $6.2 million in the third quarter of 2025
•Generated free cash flow of $1.6 million in the third quarter of 2026, a $5.0 million improvement as compared to $3.4 million of usage in the prior year period
•Announced full market release of 3P™ Pediatric Plating Platform® Hip System, and the PediHip Rigid Brace
•Continued to expand the portfolio with multiple new products, including FDA clearance and subsequent limited launch of PNP Retrograde, the limited launch of OPSB® Knee 'TractorFIX, and the limited launch of 3P™ Pediatric Plating Platform® Small Mini
•Increased full year 2026 revenue guidance to $270.0 million to $273.0 million from its prior range of $265.0 million to $269.0 million, representing growth of 14% to 16% compared to prior year

“In the third quarter, we continued to build on the momentum in our business, gaining share in Trauma and Deformity and Scoliosis globally, and continued substantial progress with our OPSB strategy. This quarter, we not only drove revenue growth, but we continued to improve profitability, and generated positive free cash flow. We remain confident in our ability to continue to drive these metrics forward," said David Bailey, President & CEO of OrthoPediatrics. "Our innovation super cycle is an important part of that opportunity, with a strong pipeline of new products coming over the next several years that are expected to deliver higher value and improved capital efficiency. We believe these launches will be an important driver of our financial performance as we bring new solutions to more surgeons and hospitals. There are still significant unmet needs in pediatric orthopedics, and we believe OrthoPediatrics is well positioned to capitalize on that opportunity. Our focus remains on growing the business, improving our operating performance, and achieving breakeven or better free cash flow on an annual basis in 2026 and beyond while continuing to deliver innovative solutions for children.”

Third Quarter 2026 Financial Results
Total revenue for the third quarter of 2026 was $72.7 million, a 19% increase compared to $61.2 million for the same period last year. U.S. revenue for the third quarter of 2026 was $57.9 million, a 19% increase compared to $48.7 million for the same period last year, representing 80% of total revenue. The increase in revenue in the third quarter of 2026 was driven primarily by growth in global Trauma and Deformity and OPSB products. International revenue for the third quarter of 2026 was $14.8 million, an 18% increase compared to $12.5 million for the same period last year, representing 20% of total revenue. Growth in the quarter was primarily driven by increased procedure volumes.

Trauma and Deformity revenue for the third quarter of 2026 was $52.6 million, a 19% increase compared to $44.1 million for the same period last year. This growth was driven primarily by numerous product lines, specifically our Cannulated Screws, PNP Femur, PediPlates, the addition of 3P Hip, as well as continued OPSB growth. Scoliosis revenue was $19.2 million, an 18% increase compared to $16.3 million for the third quarter of 2025. The increase was due to increased revenue generated from VerteGlide and Response. Sports Medicine/Other revenue for the third quarter of 2026 was $0.9 million, a 2% increase compared to $0.8 million for the same period last year.

Gross profit for the third quarter of 2026 was $54.0 million, a 19% increase compared to $45.3 million for the same period last year. Gross profit margin for the third quarter of 2026 was 74%, consistent with the same period last year.

Total operating expenses for the third quarter of 2026 were $58.2 million, a 6% increase compared to $54.7 million for the same period last year. The increase was mainly driven by increased sales commission expense as well as additional personnel supporting clinic expansions and small-scale acquisitions.

Sales and marketing expenses increased $4.4 million, or 24%, to $23.1 million in the third quarter of 2026. The increase was driven primarily by increased sales commission expenses and an overall increase in volume of units sold.

Research and development expenses increased $0.1 million, or 6%, to $2.5 million in the third quarter of 2026. The increase was primarily due to ongoing product development during the third quarter of 2026.

General and administrative expenses increased $2.9 million, or 10%, to $32.0 million in the third quarter of 2026. The increase was primarily due to the additional personnel supporting clinic expansions and small-scale acquisitions.

Intangible asset impairment recorded during the third quarter of 2026 was $0.6 million as a result of completing our annual impairment analysis for our tradenames, where we determined the fair value of the ApiFix and MedTech trademark assets were below the carrying value. We recorded an impairment charge to reduce the carrying amount of the intangible assets to their estimated fair value.

Total other expense was $1.8 million for the third quarter of 2026, compared to other expense of $2.5 million for the same period last year. The change was primarily driven by a $0.8 million non-cash fair value adjustment of contingent consideration, additional interest expense in 2026 compared to 2025, as well as changes in foreign exchange gains and losses. Foreign exchange losses were primarily driven by changes in the Euro exchange rate, as the Euro declined in value during the three months ended September 30, 2026, compared to Euro appreciation for the three months ended September 30, 2025.

Net loss for the third quarter of 2026 was $5.9 million, compared to $11.8 million for the same period last year. Net loss per share for the period was $0.25 per basic and diluted share, compared to $0.50 per basic and diluted share for the same period last year.

Adjusted EBITDA for the third quarter of 2026 was $6.9 million as compared to $6.2 million for the third quarter of 2025.

Weighted average basic and diluted shares outstanding for the three months ended September 30, 2026, was 24,153,621 shares.

As of September 30, 2026, cash, cash equivalents, short-term investments and restricted cash were $44.9 million compared to $62.9 million as of December 31, 2025. Free cash flow generated in the third quarter of 2026 was $1.6 million, a 147% improvement as compared to $3.4 million used in the third quarter of 2025. Increased adjusted EBITDA, lower sets deployed and improved working capital metrics all contributed to the year-over-year improvement.

Full Year 2026 Financial Guidance
For the full year of 2026, the Company is increasing its revenue guidance to $270.0 million to $273.0 million from its prior range of $265.0 million to $269.0 million, representing growth of 14% to 16% over 2025 revenue. The Company reiterated it expects annual set deployment to be approximately $10.0 million, expects adjusted EBITDA of approximately $25.0 million, and expects to achieve breakeven free cash flow in 2026.

Conference Call
OrthoPediatrics will host a conference call on Tuesday, October 27, 2026, at 4:30 p.m. ET to discuss the results. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.orthopediatrics.com, on the Investors page in the Events & Presentations section. The webcast will be available for replay for at least 90 days after the event.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect,"
"plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others: the risks related to widespread health emergencies, such as respiratory syncytial virus, the impact such pandemics, epidemics and infectious disease outbreaks may have on the demand for our products, and our ability to respond to the related challenges; and the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 4, 2026, as updated and supplemented by our other SEC reports filed from time to time. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures, such as free cash flow, adjusted diluted (loss) earnings per share and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Free cash flow, which we reconcile to "Net cash provided by (used in) operating activities" is cash flow from operations reduced by "Capital expenditures". Adjusted loss per share in this press release represents diluted loss per share on a GAAP basis, excluding intangible asset impairment, fair value adjustment of contingent consideration, restructuring charges, tariffs, European Union Medical Device Regulation fees increase, acquisition-related costs, and minimum purchase commitment costs. We believe that providing the non-GAAP diluted loss per share excluding these expenses, as well as the GAAP measures, assists our investors because such expenses are not reflective of our ongoing operating results. Adjusted EBITDA in this release represents net loss, plus interest expense, net plus other expense (income), net plus income tax charge (benefit), depreciation and amortization, intangible asset impairment, stock-based compensation expense, fair value adjustment of contingent consideration, restructuring charges, tariffs, European Union Medical Device Regulation fees increase, acquisition-related costs, and the cost of minimum purchase commitments. The fair value adjustment of contingent consideration is associated with our estimates of the value of earn-outs in connection with certain acquisitions. The Company believes the non-GAAP measures provided in this earnings release enable it to further and more consistently analyze the period-to-period financial performance of its core business operating performance. Management uses these metrics as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. Free cash flow is a non-GAAP financial measure and has limitations because it does not represent the cash flow available for management's use as it does not reflect capital expenditures which will likely recur in the future. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating these non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP free cash flow, diluted loss per share or Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using these adjusted measures on a supplemental basis. The Company’s definition of these measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain reconciliations of Net cash used in operating activities to Free cash flow (Non-GAAP), GAAP diluted loss per share to non-GAAP diluted loss per share and net loss to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such, it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets over 95 systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 75 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact
Philip Trip Taylor
Gilmartin Group
philip@gilmartinir.com
415-937-5406

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In Thousands, Except Share Data)

	September 30, 2026	December 31, 2025

ASSETS
Current assets:
Cash	$17,141	$19,556
Restricted cash	710	2,064
Short-term investments	27,088	41,295
Accounts receivable - trade, net of allowances of $1,619 and $1,501, respectively	59,543	53,838
Inventories, net	141,864	133,790
Prepaid expenses and other current assets	6,895	5,876
Total current assets	253,241	256,419

Property and equipment, net	46,941	49,555

Other assets:
Amortizable intangible assets, net	61,668	64,802
Goodwill	118,586	109,269
Other intangible assets	12,200	12,909
Other non-current assets	16,451	15,676
Total other assets	208,905	202,656

Total assets	$509,087	$508,630

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	$24,485	$18,786
Accrued compensation and benefits	16,657	13,693
Current portion of long-term debt with affiliate	174	170
Current portion of acquisition installment payable	1,691	2,194
Other current liabilities	12,625	11,354
Total current liabilities	55,632	46,197

Long-term liabilities:
Long-term term loan	48,560	48,189
Long-term convertible note	48,961	48,486
Long-term debt with affiliate, net of current portion	152	283
Other long-term debt, net of current portion	515	2,862
Acquisition installment payable, net of current portion	3,053	2,898
Deferred income taxes	3,140	3,582
Other long-term liabilities	9,724	9,537
Total long-term liabilities	114,105	115,837

Total liabilities	169,737	162,034

Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized; 26,115,126 shares and 25,093,792 shares issued as of September 30, 2026 and December 31, 2025, respectively	7	6
Additional paid-in capital	637,299	622,325
Accumulated deficit	(298,992)	(275,212)
Accumulated other comprehensive income (loss)	1,036	(523)
Total stockholders' equity	339,350	346,596
Total liabilities and stockholders' equity	$509,087	$508,630

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net revenue	$72,661	$61,250	$202,530	$174,743
Cost of revenue	18,685	15,976	52,798	47,188
Gross profit	53,976	45,274	149,732	127,555

Operating expenses:
Sales and marketing	23,096	18,652	62,860	54,327
General and administrative	32,029	29,155	95,866	89,878
Intangible asset impairment	611	2,268	611	2,268
Restructuring	—	2,294	1	5,305
Research and development	2,465	2,333	7,021	6,843
Total operating expenses	58,201	54,702	166,359	158,621

Operating loss	(4,225)	(9,428)	(16,627)	(31,066)

Other expense (income):
Interest expense, net	2,617	1,822	7,248	4,064
Fair value adjustment of contingent consideration	(814)	—	(814)	—
Other expense (income), net	11	648	765	(5,705)
Total other expense (income), net	1,814	2,470	7,199	(1,641)

Net loss before income taxes	$(6,039)	$(11,898)	(23,826)	(29,425)
Income tax (benefit) charge	(109)	(125)	(46)	120
Net loss	$(5,930)	$(11,773)	$(23,780)	$(29,545)
Weighted average common stock - basic and diluted	24,153,621	23,565,779	23,964,171	23,420,158
Net loss per share – basic and diluted	$(0.25)	$(0.50)	$(0.99)	$(1.26)

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)(In Thousands)

	Nine Months Ended September 30,
	2026	2025
OPERATING ACTIVITIES
Net loss	$(23,780)	$(29,545)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Goodwill and other intangible asset impairments	611	4,163
Depreciation and amortization	17,048	15,517
Stock-based compensation	12,592	13,362
Fair value adjustment of contingent consideration	(814)	—
Accretion of acquisition installment payable	365	105
Deferred income taxes	(393)	120
Non-cash other	695	(88)
Changes in certain operating assets and liabilities, net of acquisitions:
Accounts receivable - trade	(4,717)	(8,270)
Inventories	(4,922)	(7,893)
Prepaid expenses and other current assets	(579)	176
Accounts payable - trade	5,299	(1,961)
Accrued expenses and other liabilities	1,816	790
Other	(1,074)	(1,675)
Net cash provided by (used in) operating activities	2,147	(15,199)

INVESTING ACTIVITIES
Other acquisitions, including clinics, net of cash acquired	(8,410)	(8,852)
Sale of short-term marketable securities	15,000	—
Investment in private companies and purchases of licenses	(810)	(2,007)
Purchase of short-term marketable securities	—	(15,000)
Purchases of property and equipment	(8,716)	(10,511)
Net cash used in investing activities	(2,936)	(36,370)

FINANCING ACTIVITIES
Proceeds from issuance of debt	—	25,000
Payment on debt issuance costs	(289)	—
Payments on mortgage notes	(127)	(119)
Payments on acquisition notes	(2,464)	(489)
Net cash (used in) provided by financing activities	(2,880)	24,392

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(100)	284

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(3,769)	(26,893)

Cash, cash equivalents and restricted cash, beginning of year	$21,620	$45,777
Cash, cash equivalents and restricted cash, end of period	$17,851	$18,884

	2026	2025
SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$5,646	$4,562
Transfer of instruments between property and equipment and inventory	$2,611	$1,881
Right-of-use assets obtained in exchange for lease liabilities	$2,838	$4,812
Issuance of common shares to settle an obligation with a vendor	$—	$1,261
Issuance of common shares for MedTech installment	$2,398	$226
Issuance of common shares in connection with acquisitions	$1,656	$—
Issuance of common shares in connection with Boston O&P acquisition	$—	$233
Capital contribution associated with reclassification of MedTech liability to equity	$—	$2,062

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Product sales by geographic location:	2026	2025	2026	2025
U.S.	$57,890	$48,718	$157,990	$137,757
International	14,771	12,532	44,540	36,986
Total	$72,661	$61,250	$202,530	$174,743

	Three Months Ended September 30,		Nine Months Ended September 30,
Product sales by category:	2026	2025	2026	2025
Trauma and deformity	$52,623	$44,143	$148,300	$123,665
Scoliosis	19,172	16,261	51,490	48,447
Sports medicine/other	866	846	2,740	2,631
Total	$72,661	$61,250	$202,530	$174,743

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
TO FREE CASH FLOW
(Unaudited)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net cash provided by (used in) operating activities (GAAP)	$4,506	$(581)	$2,147	$(15,199)
Less: Capital expenditures	(2,911)	(2,839)	(8,716)	(10,511)
Free cash flow (non-GAAP)	$1,595	$(3,420)	$(6,569)	$(25,710)

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net loss	$(5,930)	$(11,773)	$(23,780)	$(29,545)
Interest expense, net	2,617	1,822	7,248	4,064
Other expense (income), net	11	648	765	(5,705)
Income tax charge (benefit)	(109)	(125)	(46)	120
Depreciation and amortization	5,621	5,299	17,048	15,517
Intangible asset impairment	611	2,268	611	2,268
Stock-based compensation	4,419	4,251	12,592	13,362
Fair value adjustment of contingent consideration	(814)	—	(814)	—
Restructuring charges	—	2,294	1	5,305
Tariffs	178	306	570	954
European Union Medical Device Regulation fees increase	—	—	—	109
Acquisition-related costs	342	943	1,691	2,532
Minimum purchase commitment cost	—	261	—	960
Adjusted EBITDA	$6,946	$6,194	$15,886	$9,941

ORTHOPEDIATRICS CORP.
RECONCILIATION OF DILUTED LOSS PER SHARE TO NON-GAAP ADJUSTED DILUTED LOSS PER SHARE
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Loss per share, diluted (GAAP)	$(0.25)	$(0.50)	$(0.99)	$(1.26)
Intangible asset impairment	0.03	0.10	0.03	0.10
Fair value adjustment of contingent consideration	(0.03)	—	(0.03)	—
Restructuring charges	—	0.10	—	0.23
Tariffs	0.01	0.01	0.02	0.04
European Union Medical Device Regulation fees increase	—	—	—	—
Acquisition-related costs	0.01	0.04	0.07	0.11
Minimum purchase commitment cost	—	0.01	—	0.04
Loss per share, diluted (non-GAAP)	$(0.23)	$(0.24)	$(0.90)	$(0.74)